EXHIBIT 10.7

AMENDED AND RESTATED
CAPITAL MAINTENANCE AGREEMENT

This AMENDED AND RESTATED Capital Maintenance Agreement (this "Capital Agreement") dated as of March 31, 2016 is made by and between CITIGROUP INC., a Delaware corporation (the "Obligor"), and PRIME REINSURANCE COMPANY, INC., a special purpose financial captive insurance company organized under Section 6048f of Title 8 of the Vermont Statutes Annotated (together with its successors and permitted assigns, the "Prime Re") and hereby amends and restates in its entirety that certain Capital Maintenance Agreement, dated as of March 31, 2010 made by and between the Obligor and Prime Re (the "Original Agreement").

WHEREAS, Prime Re is an indirect wholly owned subsidiary of the Obligor;

WHEREAS, Prime Re will enter into a reinsurance agreement with Primerica Life Insurance Company, a stock life insurance company domiciled in the State of Massachusetts (the "Ceding Company"), pursuant to which Prime Re will reinsure 10% of certain liabilities arising under certain term life insurance policies issued by the Ceding Company (the "10% Coinsurance Agreement"); and

WHEREAS, Prime Re and Swiss Re Life & Health America Inc., a life insurance company domiciled under the laws of Missouri ("SRLHA") entered into a master transaction agreement on January 25, 2016 (the "Master Transaction Agreement");

WHEREAS, the Obligor has delivered a limited guarantee, dated the date hereof, to SRLHA (the "Limited Guarantee");

WHEREAS, the Obligor has determined that its corporate interests will be furthered by its entering into this Capital Agreement to support Prime Re's obligations under the 10% Coinsurance Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Obligor and Prime Re (individually, a "Party" and collectively, the "Parties") hereby agree as follows.

1.Definitions.  The following terms, when used in this Capital Agreement, shall have the meanings set forth in this Section 1.

(a)"Aggregate Statutory Book Value" means the aggregate Statutory Book Value of the assets on deposit in the Surplus Account owned by Prime Re.

(b)"Annual Statement" means the annual statement that complies with Title 8 Vermont Statutes Annotated, Chapter 101, subchapter 3561 and is required to be filed by Prime Re in accordance with its Plan of Operation.

(c)"Assets" means the types of assets meeting the investment guidelines set forth in Prime Re's Investment Management Agreement.

(d)"Assumptions" shall have the meaning specified in Section 2(a).

(e)"Capital Agreement" shall have the meaning set forth in the Preamble.

(f)"Capital Threshold" means (i) in the case of the quarter-end of the fourth quarter of each calendar year, 250% of Prime Re's Company Action Level Risk Based Capital as reported in Prime Re's Risk Based Capital Report as most recently filed with the State of Vermont as appropriately adjusted to comply with the Assumptions, and (ii) in the case of the quarter-ends of each of the first three quarters of each calendar year, 250% of Prime Re's estimated Company Action Level Risk Based Capital at such quarter-end, such estimate to be prepared by Prime Re in good faith on a basis consistent with the calculation for its Company Action Level Risk Based Capital as reported in Prime Re's Risk Based Capital Report as most recently filed with the State of Vermont, as determined subject to the Assumptions.  If the VT DOI ceases to use the term Company Action Level Risk Based Capital, then Company Action Level Risk Based Capital shall mean the comparable term then used by the NAIC, as determined subject to the Assumptions.  If the NAIC ceases to establish risk based capital requirements, then Company Action Level Risk Based Capital shall mean the comparable term that was last established by the NAIC, as determined subject to the Assumptions.

(g)"Ceding Company" shall have the meaning set forth in the Preamble.

(h)"Collateralized Stop Loss Reinsurance Agreement" means the Collateralized Stop Loss Reinsurance Agreement, dated as of the date hereof, by and between Prime Re and Pecan Re, a special purpose financial captive insurance company organized under Section 6048f of Title 8 of the Vermont Statutes Annotated.

(i)"Company Action Level Risk Based Capital" shall have the meaning set forth in Title 8 Vermont Statutes Annotated, Chapter 159, subchapter 8301(12)(A).

(j)"Effective Date" means March 31, 2010.

(k)"Fair Value" means, for the purposes of determining the fair market value of any Assets contributed by the Obligor pursuant to Section 2(a) of this Capital Agreement, fair market value determined using prices published by a nationally recognized pricing service for Assets for which such prices are available and for Assets for which such prices are not available, fair market value determined using methodologies consistent with those which Prime Re uses for determining the fair market value of assets held in its general account in the ordinary course of business.

(l)"Federal Reserve" shall have the meaning set forth in Section 2(a).

(m)"Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority or self-regulatory organization, board or body.

(n)"Investment Management Agreement" means the investment management agreement dated March 26, 2010 between Conning Asset Management Company and Prime Re, as may be amended from time to time.

(o)"Master Transaction Agreement" shall have the meaning set forth in the Preamble.

(p)"Maximum Amount" means, as of a particular date, an aggregate amount of cash and/or Fair Value of Assets equal to the lesser of (x) $512 million, or (y) 15% of Statutory Reserves, determined as of the five year anniversary of the Effective Date and each subsequent anniversary date thereafter.

(q)"NAIC" means the National Association of Insurance Commissioners, together with any successor organization or regulatory agency having similar duties.

(r)"Obligor" shall have the meaning set forth in the Preamble.

(s)"Plan of Operation" means the detailed plan of operation as approved by the VT DOI on or prior to the Effective Date that complies with the requirements of Title 8 Vermont Statutes Annotated, Chapter 141, subchapter 6002(c)(1)(B).

(t)"Prime Re" shall have the meaning set forth in the Preamble.

(u)"Risk Based Capital Report" means the risk based capital report that complies with Title 8 Vermont Statutes Annotated, Chapter 159, subchapter 8302 and is required to be filed by Prime Re, commencing with the year ended December 31, 2010, in accordance with its Plan of Operation.

(v)"Statutory Book Value" means with respect to any asset, the amount, before adding accrued interest, that is permitted to be carried by Prime Re as an admitted asset under statutory accounting procedures and practices as promulgated by the NAIC, consistently applied, subject to the Assumptions.

(w)"Statutory Reserves" means an amount equal to the Reinsurer's Quota Share of Statutory Reserves (as defined in the 10% Coinsurance Agreement).

(x)"Surplus Account" means the segregated account registered in the name of Prime Re, and established and maintained with The Bank of New York Mellon and designated as Account No. 390225, Reference: "Prime Re Co Surplus Account".

(y)"10% Coinsurance Agreement" shall have the meaning set forth in the Preamble.

(z)"Total Adjusted Capital" means (i) in the case of the quarter-end of the fourth quarter of each calendar year, the Total Adjusted Capital as reported in Prime Re's Annual

Statement as most recently filed with the State of Vermont, as appropriately adjusted to comply with the Assumptions, and (ii) in the case of the quarter-ends of each of the first three quarters of each calendar year, Prime Re's estimated Total Adjusted Capital at such quarter-end, such estimate to be prepared by Prime Re in good faith on a basis consistent with the calculation for its Total Adjusted Capital as reported in Prime Re's Annual Statement as most recently filed with the State of Vermont, subject to the Assumptions.

(aa)"VT DOI" means the Department of Financial Regulation of the State of Vermont together with any successor organization or regulatory agency having similar duties.

2.Maintenance of Risk-Based Capital.

(a)If, at the end of any quarter during the term of this Capital Agreement, Prime Re's Total Adjusted Capital or Aggregate Statutory Book Value is less than the Capital Threshold, then the Obligor shall contribute, or cause one of its subsidiaries to contribute, additional capital to Prime Re, in the form of cash and/or Fair Value of Assets, in such aggregate amount as shall cause each of Prime Re's Total Adjusted Capital and Aggregate Statutory Book Value, immediately upon receipt of such contribution, to equal or exceed the Capital Threshold; provided, however, that Prime Re's Total Adjusted Capital, Aggregate Statutory Book Value and the Capital Threshold shall be calculated (x) with the proceeds resulting from the sale of the Preferred Stock accounted for as surplus; (y) without giving effect to liabilities created or in connection with the Collateralized Stop Loss Reinsurance Agreement and assuming that Prime Re is not the owner of any assets in the Prime-Funded Reserves Trust Account, but including any risk-based capital charge in respect of the assets held in the Prime-Funded Reserves Trust Account that would apply if Prime Re were the owner thereof and (z) otherwise without giving effect to any deviation from statutory accounting principles, consistently applied, as promulgated by the NAIC, or to any permitted or prescribed practice with respect thereto (the "Assumptions"); provided, further, that no contribution from the Obligor will be required if the lesser of Prime Re's Total Adjusted Capital and Aggregate Statutory Book Value is less than the Capital Threshold by no more than $100,000.  Prime Re shall furnish its Annual Statements and its Risk Based Capital Reports to the Obligor promptly upon filing thereof with the VT DOI, together with its calculation of Company Action Level Risk Based Capital and Total Adjusted Capital, for the fourth quarter of the applicable calendar year and reasonable detail illustrating the basis on which such calculations were made, including the Assumptions, and a statement of the assets on deposit in the Surplus Account, their respective Statutory Book Values and the Aggregate Statutory Book Value as of the quarter end corresponding to such Annual Statement and Risk Based Capital Report.  In the case of the first three quarters of each calendar year, Prime Re shall provide its estimated calculations of Company Action Level Risk Based Capital and Total Adjusted Capital to the Obligor within 20 calendar days of each quarter-end, accompanied by reasonable detail illustrating the basis upon which such estimates were prepared and a statement of the assets on deposit in the Surplus Account, their respective Statutory Book Values and the Aggregate Statutory Book Value as of such quarter end.  In the event that Prime Re determines that its Total Adjusted Capital or Aggregate Statutory Book Value is less than the Capital Threshold at any particular quarter-end, it shall also deliver a statement to the Obligor simultaneously with its delivery of the Risk Based Capital Report or quarterly estimate, as the case may be, which identifies the amount of any such deficiency and makes a demand to the Obligor for payment in the amount of the greatest such deficiency pursuant to this Section 2(a).  The Obligor shall cause payment of the required amount to Prime Re within 45 calendar days from receipt of any such demand for payment made by, or on behalf of, Prime Re; provided, however, if any notice to and/or approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") is required for Obligor to make such payment, Obligor shall have provided such notice to, and/or obtained such required approval from, the Federal Reserve within such 45 day period.  Such 45 day period is subject to extension upon the consent of the Ceding Company, consent which shall not be unreasonably conditioned, delayed or withheld; provided, however, the Ceding Company shall not be required to consent to extend such period beyond an additional 45 days, for a total not to exceed 90 days, in accordance with the 10% Coinsurance Agreement.  The Obligor agrees to promptly provide all required notices to, and make all required filings with, the Federal Reserve and to diligently pursue all approvals required to be obtained to make any required payment hereunder; provided, however, to the extent information is required from the Ceding Company to complete any such notice or approval filing, the Ceding Company will cooperate to promptly provide such information to the Obligor.

(b)Notwithstanding anything in this Capital Agreement to the contrary, the Obligor shall never be required to make aggregate payments under this Section 2 over the term of this Capital Agreement that exceed the Maximum Amount applicable at the time any payment is required to be made by Obligor pursuant to Section 2 of this Capital Agreement.  For purposes of such determination, any payment required to be made under Section 3 or Section 4 hereof shall not constitute a payment required to be made under this Section 2.

3.Obligations under the Master Transaction Agreement; Guarantees.

(a)If Prime Re makes one or more payments under the Master Transaction Agreement and, at the end of any quarter during the term of this Agreement, Prime Re's Total Adjusted Capital or Aggregate Statutory Book Value is less than the Capital Threshold, then the Obligor shall contribute, or cause one of its subsidiaries to contribute, additional capital to Prime Re, in the form of cash and/or Fair Value of Assets, in an amount equal to the lesser of (i) the excess, if any, of the aggregate amount of such payments over the aggregate amount of any prior contributions made pursuant to this Section 3(a) and (ii) such aggregate amount as shall cause each of Prime Re's Total Adjusted Capital and Aggregate Statutory Book Value, immediately upon receipt of such contribution, to equal or exceed the Capital Threshold.  If Prime Re determines that any such payment is due, it shall deliver a statement to the Obligor simultaneously with its delivery of the Risk Based Capital Report or quarterly estimate in respect of such quarter pursuant to Section 2, of the amount due, together with reasonably supporting calculations therefore, making a demand to the Obligor for the payment of such amount pursuant to this Section 3(a).  The Obligor shall cause payment of the required amount to Prime Re within 45 calendar days from receipt of any such demand for payment made by, or on behalf of, Prime Re; provided, however, if any notice to and/or approval by the Federal Reserve is required for Obligor to make such payment, Obligor shall have provided such notice to, and/or obtained such required approval from, the Federal Reserve within such 45 day period.  Such 45 day period is subject to extension upon the consent of the Ceding Company, consent which shall not be unreasonably conditioned, delayed or withheld; provided, however, the Ceding Company shall not be required to consent to extend such period beyond an additional 45 days, for a total not to exceed 90 days, in accordance with the 10% Coinsurance Agreement.  The Obligor agrees to promptly provide all required notices to, and make all required filings with, the Federal Reserve and to diligently pursue all approvals required to be obtained to make any required payment hereunder; provided, however, to the extent information is required from the Ceding Company to complete any such notice or approval filing, the Ceding Company will cooperate to promptly provide such information to the Obligor.

(b)The Obligor shall not, and shall cause its Affiliates not to, during the term of this Agreement, assert, and hereby waives during the term of this Agreement, all rights of subrogation or contribution, whether arising by contract, operation of law (including any such right arising under any applicable insurance insolvency law or bankruptcy law or code) or otherwise by reason of any payment by it pursuant to the Limited Guarantee or any other guarantee of any obligations of Prime Re.

4.Tax-Related Obligations.  If Prime Re makes one or more payments in respect of any United States federal income tax liability of Prime Re (including, for the avoidance of doubt, any estimated tax payments) to either (a) the United States Treasury Department or (b) any affiliate pursuant to any tax sharing, tax allocation or similar agreement that, in the case of either clause (a) or (b) or a combination of both, and, at the end of any quarter during the term of this Agreement, Prime Re's Total Adjusted Capital or Aggregate Statutory Book Value is less than the Capital Threshold, then the Obligor shall contribute, or cause one of its subsidiaries to contribute, additional capital to Prime Re, in the form of cash and/or Fair Value of Assets, in an amount equal to the lesser of (i) the excess, if any, of the aggregate amount of such payments over the aggregate amount of any prior contributions made pursuant to this Section 4 and (ii) such aggregate amount as shall cause each of Prime Re's Total Adjusted Capital and Aggregate Statutory Book Value, immediately upon receipt of such contribution, to equal or exceed the Capital Threshold.  If Prime Re determines that any such payment is due, it shall deliver a statement to the Obligor simultaneously with its delivery of the Risk Based Capital Report or quarterly estimate in respect of such quarter pursuant to Section 2, of the amount due, together with reasonably supporting calculations therefore, making a demand to the Obligor for the payment of such amount pursuant to this Section 4.  The Obligor shall cause payment of the required amount to Prime Re within 45 calendar days from receipt of any such demand for payment made by, or on behalf of, Prime Re; provided, however, if any notice to and/or approval by the Federal Reserve is required for Obligor to make such payment, Obligor shall have provided such notice to, and/or obtained such required approval from, the Federal Reserve within such 45 day period.  Such 45 day period is subject to extension upon the consent of the Ceding Company, consent which shall not be unreasonably conditioned, delayed or withheld; provided, however, the Ceding Company shall not be required to consent to extend such period beyond an additional 45 days, for a total not to exceed 90 days, in accordance with the 10% Coinsurance Agreement.  The Obligor agrees to promptly provide all required notices to, and make all required filings with, the Federal Reserve and to diligently pursue all approvals required to be obtained to make any required payment hereunder; provided, however, to the extent information is required from the Ceding Company to complete any such notice or approval filing, the Ceding Company will cooperate to promptly provide such information to the Obligor.

5.No Guarantee.  This Capital Agreement is not, and nothing herein contained and nothing done pursuant hereto by the Obligor shall be deemed to constitute, a direct or indirect guarantee by the Obligor of the payment of any debt or other obligation, indebtedness or liability, of any kind or character whatsoever, of Prime Re, if any.

6.Representations and Warranties.  The Obligor represents and warrants that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has all requisite corporate power and authority and has obtained all authorizations and approvals required in order to execute, deliver and perform this Capital Agreement and to perform its obligations hereunder; (c) this Capital Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of the Obligor enforceable in accordance with the terms hereof; and (d) the execution, delivery and performance of this Capital Agreement and the consummation of the obligations contemplated hereby will not (i) violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of the Obligor, or (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, or any agreement with, or condition imposed by, any Governmental Authority, foreign or domestic, binding upon the Obligor, except when any such violation would not have a material adverse effect on this Capital Agreement or the consummation of the transactions contemplated hereby.

7.Termination.  This Capital Agreement shall terminate on the date as of which all of the obligations of Prime Re under the 10% Coinsurance Agreement are fully and finally discharged; provided, that Section 2 shall terminate on the earlier of such date and the date as of which the Obligor has made aggregate payments under this Capital Agreement equal to or greater than the Maximum Amount applicable at the time any payment is required to be made by the Obligor pursuant to Section 2 of this Capital Agreement.

8.Third Party Approvals.

(a)No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Capital Agreement or amend this Capital Agreement without the prior written consent of both the Ceding Company and the Massachusetts Division of Insurance, such consent not to be unreasonably withheld or delayed so long as (i) such successors or assigns have sufficient financial capabilities to meet any outstanding obligations that may exist at the time of such assignment and (ii) such amendment does not have a material adverse effect on the Ceding Company's rights under the 10% Coinsurance Agreement.  Any assignment, delegation or transfer in violation of the foregoing shall be null and void and of no effect.

(b)The Parties hereby acknowledge that each of the Ceding Company and the Massachusetts Division of Insurance is an express third party beneficiary of this Capital Agreement.  In the event that Prime Re shall fail to enforce any of its rights under this Capital Agreement in a timely manner, each of the Ceding Company and the Massachusetts Division of Insurance shall have the right to enforce such rights on behalf of and in the name of Prime Re.  Prime Re shall reimburse each of the Ceding Company or the Massachusetts Division of Insurance, as applicable, for actual reasonable expenses incurred by the Ceding Company or the Massachusetts Division of Insurance, as applicable, pursuant to this Section 8(b).

(c)Prime Re shall provide each of the Ceding Company and the Massachusetts Division of Insurance, as promptly as practicable, copies of all Annual Statements, Risk Based Capital Reports (or quarterly estimates thereof), calculations of Total Adjusted Capital and Company Action Level Risk Based Capital, statements of Statutory Book Value, written regulatory correspondence relating to the Risk Based Capital Reports, and any statements of deficiencies or notices made by Prime Re to the Obligor pursuant to Sections 2, 3,

4 or 7 hereof.  In addition, Prime Re shall promptly notify each of the Ceding Company and the Massachusetts Division of Insurance in the event that the Obligor shall fail to make the required payments upon demand in accordance with Section 2, 3 or 4 hereof.

9.No Third Party Beneficiaries.  Except as otherwise provided in Section 8 herein, no provision of this Capital Agreement is intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

10.Governing Law.  This Capital Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  Any proceeding to resolve a dispute arising out of or related to this Capital Agreement may be brought in any Federal or state court in the state of New York.  The Parties consent to service and jurisdiction of such courts.

11.Notices.  All notices, requests, claims, demands and other communications under this Capital Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

If to Prime Re to:

Prime Reinsurance Company, Inc.
c/o Marsh Management Services Inc.
100 Bank Street, Suite 600,
Burlington, Vermont 05402

With copies to (which shall not constitute notice to Prime Re for purposes of this Section 11):

Jeffrey P. Johnson, Esq.
Primmer Piper Eggleston & Cramer PC
150 South Champlain Street
P.O. Box 1489
Burlington, VT 05402-1489

If to the Obligor to:

Citigroup Inc.

With copies to (which shall not constitute notice to the Obligor for purposes of this Section 11):

Robert J. Sullivan, Esq.
Jon Hlafter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

12.Severability.  If any provision of this Capital Agreement is held to be invalid, illegal or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Obligor or Prime Re under this Capital Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Capital Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Capital Agreement, and the remaining provisions of this Capital Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.Entire Agreement.  This Capital Agreement represents the entire agreement between the Parties hereto with respect to the subject matter of this Capital Agreement.  There are no understandings between the Parties with respect to the subject matter of this Capital Agreement other than as expressed herein and expressed in the 10% Coinsurance Agreement.

14.Successors and Assigns.  The provisions of this Capital Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Capital Agreement without the consent of the other Party hereto and subject to Section 8 hereof, such consent not to be unreasonably withheld or delayed.

15.Amendment.  Subject to Section 8 hereof, any provision of this Capital Agreement may be amended if, but only if, such amendment is in writing and is signed by each Party to this Capital Agreement.  Any change or modification to this Capital Agreement shall be null and void unless made by an amendment hereto signed by each Party to this Capital Agreement.

16.Enforcement.  Failure on the part of any Party to act or declare any other Party in default shall not constitute a waiver by such Party of any of its rights hereunder where such default has occurred and is continuing.

17.Interpretation.

(a)When a reference is made in this Capital Agreement to a Section, such reference shall be to a Section to this Capital Agreement unless otherwise indicated.  The Section headings contained in this Capital Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Capital Agreement.  Whenever the words "include," "includes" or "including" are used in this Capital Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Capital Agreement shall refer to this Capital Agreement as a whole and not to any particular provision of this Capital Agreement.  The definitions contained in this Capital Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  References to a person are also to its permitted successors and assigns.

(b)The Parties have participated jointly in the negotiation and drafting of this Capital Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Capital Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Capital Agreement.

18.Counterparts.  This Capital Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Capital Agreement to be executed and delivered as of the day and year first written above by their respective duly authorized officers.

Citigroup Inc.

By:	/s/ John C. Gerspach
Name:	John C. Gerspach
Title:	Chief Financial Officer

Prime Reinsurance Company, Inc.

By:	/s/ Reza Shah
Name:	Reza Shah
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Capital Maintenance Agreement]